Exhibit 99.2

DISCOVERY

PARTNERS

INTERNATIONAL

HOST:  Mr. Riccardo Pigliucci

DATE:  February 10

TIME:   11:00 a.m. EST

OPERATOR:  Good morning, ladies and gentlemen, and welcome to the Discovery Partners International fourth quarter 2003 and year end financial results conference call.  At this time, I would like to inform you that this conference is being recorded and that all participants are in a listen-only mode.  At the request of the company, we will open up the conference for questions and answers after the presentation.  I would now like to turn the conference over to Mr. Riccardo Pigliucci, Chairman and CEO of Discovery Partners International.  Please go ahead, sir.

Riccardo Pigliucci:  Thank you and good morning.  I’m Riccardo Pigliucci, Chairman and Chief Executive Officer of Discovery Partners International.  I would like to welcome you to Discovery Partners fourth quarter 2003 financial results conference call.  With me today is Craig Kussman, Chief Financial Officer of Discovery Partners.  In this call we plan to review the results of the quarter and the year ended December 31, 2003 and update the guidance for 2004. As you know, I am obliged to remind you to consider the following safe harbor statement regarding forward-looking statements. Statements in this conference call that are not strictly historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a high degree of risk and uncertainty. The Company’s actual results may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the company’s operation, our development efforts and our business environment including the establishment of offshore chemistry operations, our ability to establish and maintain collaborations, execute more profitable business and realize operating efficiencies, our ability to achieve expected growth and earnings per share in 2004, the integration of acquired business and the trend towards consolidation of the pharmaceutical industry, quarterly sales variability, technological advances by competitors and other risks and uncertainties more fully described in the company’s annual report on form 10K for the year ending December 31, 2002, as filed with the Securities and Exchange Commission and other SEC filings.

In addition, in response to Reg. G, we will no longer refer in our commentary or in answers to questions on past, current or future results, to non GAAP financial measures such as EPS or Gross Margin before restructuring charges or other provisions but will only highlight the magnitude of the charges included in the various periods.

As those of you who are listening by web cast know, this conference call is publicly available by live web cast on our web site at www.discoverypartners.com. This call is the property of Discovery Partners. A copy of the prepared remarks on this call as well as the earnings press release issued this morning have been furnished to the Securities and Exchange Commission on Form 8K.

Now, I will turn the call over to Craig Kussman, Discovery Partners’ CFO to discuss our financial performance.

Craig Kussman:

Thanks Riccardo and Good Morning:

Revenues for the fourth quarter ended December 31, 2003, were a record $14.5 million, 17 percent above the fourth quarter of 2002, and 27 percent above the third quarter of 2003.  The increase over the third quarter was primarily due to the completion of $2.1 million of newly contracted compound supply business with Pfizer that had to be delivered by Dec 31, 2003.  The increase over prior year was due to this Pfizer business and due to the continued ramp up of our pre-existing chemistry collaboration with Pfizer.  Pfizer accounted for 65 percent of our revenues for the quarter.

Gross margin as a percentage of revenue for the fourth quarter of 2003 was 42 percent, up from 27 percent in the fourth quarter of 2002, and up from 40 percent in the third quarter of 2003.  The increase in gross margin as a percentage of revenue versus the third quarter resulted from the favorable overhead absorption resulting from the additional Pfizer business and higher screening volumes, which were offset by lower instrumentation margins.  The increase in gross margin percentage versus prior year resulted from higher chemistry compound production volumes, savings in materials costs, higher screening volumes and other operating efficiencies, offset by lower instrumentation margins.

Research and development costs for the fourth quarter of 2003 were $0.6 million, down from $1.1 million in the fourth quarter of 2002, and up slightly from $0.5 million in the third quarter of 2003.  The decrease in research and development costs versus prior year resulted from the redeployment of development scientists and engineers to the direct revenue generating activities of customer funded R&D programs and collaborations.

SG&A costs for the fourth quarter of 2003 were $4.1 million, up from $2.4 million in the fourth quarter of 2002, and $3.4 million in the third quarter of 2003.  The increase in SG&A costs versus the third quarter resulted from higher levels of incentive compensation accruals, offset by savings resulting from the closure of our Tucson facility in April 2003.  The increase in SG&A costs versus prior year resulted from higher incentive compensation accruals, increased business development costs, and the absence of the required reversal of bad debt reserves that occurred in the fourth quarter of the prior year when the related receivable was paid, which offset savings resulting from the closure of our Tucson facility.

Impairment of goodwill and other intangibles in the fourth quarter of 2003 was zero, compared to $51.1 million in the fourth quarter of 2002.  At December 31, 2003, the company had $8.7 million of intangible assets, which primarily consist of a $6.0 million investment in the uARCS technology and a $2.1 million investment in our Xenometrix patents.  In accordance with our accounting policy, we will continue to periodically evaluate the carrying value of these assets for potential impairment.  In addition, we expect that we will begin to amortize our uARCS investment in 2004, as we begin to derive revenues from the technology.

The company reported a $1.1 million profit from operations during the fourth quarter, due to the improvement in gross margin, which more than offset the increase in SG&A costs.  This marks the second consecutive quarter of operating profit.

Interest income was $0.3 million for the fourth quarter of 2003, a decrease of $0.2 million from last year due to declines in the U.S. interest rates and a marginal decrease in the average cash balance.  Interest income was down $0.1 million versus the third quarter of 2003.

Net income for the fourth quarter ended December 31, 2003 was $1.5 million, or $0.06 per share, compared to a net loss of $50.9 million, or $2.09 per share, including the $51.1 million, or $2.10 per share impairment charge in the fourth quarter of 2002.

For the twelve months ended December 31, 2003, revenues were $49.8 million, up 21% from the $41.3 million result in 2002.  The increase in year over year top-line performance reflects the continued ramp up of our exclusive chemistry collaborations and increases in screening revenues, which has offset declines in non-exclusive chemistry compound supply revenues.

Gross margin as a percent of revenue for 2003 was 36 percent, up from 14 percent in 2002, which included $7.3 million, or 18 percent of revenue, of provisions related to our decision to exit the non-exclusive compound supply business.  The year over year increase in gross margin percentage resulted from the lack of such provisions, higher exclusive chemistry compound production volumes, savings in materials costs, higher screening volumes and other operating efficiencies, offset by lower instrumentation margins.

Research and development costs for 2003 were $2.6 million, down from $6.2 million in 2002.  The decrease in research and development costs resulted from the redeployment of development scientists and engineers to the direct revenue generating activities of customer funded R&D programs and collaborations as well as the discontinuation of development of chemical compounds to be sold out of inventory.

SG&A costs for 2003 were $14.0 million, up from $12.3 million in 2002.  The increase in SG&A costs versus 2002 is primarily due to higher incentive compensation accruals and increased business development costs, offset by savings resulting from the consolidation of facilities.

Restructuring costs related to the closure of the Company’s Tucson facility were $1.9 million in 2003.  The Company did not incur a similar expense in the same period of 2002.

The company reported a $0.7 million loss from operations during 2003, which includes the $1.9 million of restructuring costs.  This compares to an operating loss of $64.4 million in 2002, which included a $51.1 million impairment charge and $7.3 million of provisions related to the exit of the non-exclusive compound supply business.  This substantial improvement, which is primarily due to the lack of impairment charges and other provisions, also underscores the significant degree of operating leverage that exists in the business.

Interest income for 2003 was $1.8 million, down from $2.0 million last year due to declines in the U.S. interest rates and our average cash balance.

Net income in the twelve months ended December 31, 2003 was $1.1 million, or $0.04 per share on a fully diluted basis, including a $1.9 million, or $0.08 per share, of restructuring costs, compared to a net loss of $62.1 million, or $2.55 per share, including a $51.1 million, or $2.10 per share impairment charge and $7.3 million, or $0.30 per share, of provisions related to the exit of the non-exclusive compound supply business for the same period of 2002.

Cash and short-term investments at December 31, 2003 were $72.6 million, up $2.6 million from our cash balance at September 30, 2003 due primarily to net cash flow provided by operations.

Now let me ask Riccardo to review the operations for Q4 and the key milestones for 2004:

Riccardo Pigliucci:

Thank you Craig.

 I’m very pleased to again report that our results have significantly exceeded our prior guidance and expectations. This strong finish, allowed the Company to achieve positive EPS for the year on a US GAAP reported basis including the charges for the closure of our Tucson chemistry operation. Although we had forecasted positive results in Q4, our overachievement is entirely due to our ability to rapidly deploy our operating capacity to respond to the unexpected demand from Pfizer. The additional chemistry volume, again, produced, as in the third quarter, excellent operating leverage and improved margins.

Since our last quarter’s earnings report, Discovery Partners has achieved several other substantial milestones including the strengthening of our R&D relationship with Allergan, Inc. by entering into a lead finding collaboration for multiple, unique GPCR and enzyme targets of significance to ophthalmology and neurology therapeutic areas and the establishment of a new drug discovery collaboration with Celltech to discover potential new lead compounds for one of Celltech’s selected targets involved in intracellular signal transduction.

Looking back at 2003, we are very proud of our achievements. We delivered what we promised by becoming profitable and increasing our cash position.

 The substantial improvements in our chemistry operations allowed us to fully satisfy the requirements of our key customers while improving our financial results.

We expanded existing collaborations and we announced new deals with Astra-Zeneca in the field of gene expression profiling and with Inspire Pharmaceutical for the optimization of lead compounds in the P2 receptor family.

We entered into a three-year drug discovery collaboration with Actelion, in Switzerland and we strengthened our Japanese customer base by forming  new collaborations with Seikagaku, Kyorin and Kirin.

Operationally we closed a facility in Tucson, AZ and started chemistry operations in India. Finally we entered into a strategic collaboration with Bruker AXS for the worldwide distribution of our Crystal Farm protein crystallization and imaging system.

However all of this is in the past. In 2004 we need to continue to improve in order to maintain profitability and growth in a pharmaceutical and biotechnology market that remains under pressure.

Although the flow of new business in 2003 is indicative of the acceptance of our capabilities in the market place, in light of the uncertain economic environment, it is still appropriate to reaffirm our prior guidance of revenue between $53M and $55M and earnings in the mid teens cents per share range for FY 2004 as previously communicated with the third quarter earnings release and conference call.

This concludes the first part of our conference call.  I am available to answer questions at this time.  We urge investors and analysts to ask any and all questions, as we will not be responding to individual calls and questions regarding acquisitions, financial results or financial guidance following the conclusion of this conference call.

OPERATOR:  Thank you.  The question and answer session will begin now.  If you are using a speakerphone, please pick up the handset before pressing any numbers.  Should you have a question, please press 1 - 4 on your push button phone.  Should you wish to withdraw your question, press 1 - 3. Your question will be taken in the order it is received.  Please stand by for your first question.

END: I like to thank all of you for participating to this teleconference and look forward to talk to you again soon.

Thank you.